CFO Commentary on First Quarter Fiscal Year 2015 Results

Q1 FY 2015 Summary

GAAP Quarterly Financial Comparison
(in millions except earnings per share)	Q1 FY15	Q4 FY14	Q1 FY14	Q/Q	Y/Y
Revenue	$1,103	$1,144	$955	down 4%	up 16%
Gross margin	54.8%	54.1%	54.3%	up 70 bps	up 50 bps
Operating expenses	$453	$452	$436	flat	up 4%
Net income	$137	$147	$78	down 7%	up 75%
Earnings per share	$0.24	$0.25	$0.13	down 4%	up 85%

Non-GAAP Quarterly Financial Comparison
(in millions except earnings per share)	Q1 FY15	Q4 FY14	Q1 FY14	Q/Q	Y/Y
Revenue	$1,103	$1,144	$955	down 4%	up 16%
Gross margin	55.1%	53.8%	54.6%	up 130 bps	up 50 bps
Operating expenses	$411	$408	$396	up 1%	up 4%
Net income	$166	$187	$114	down 11%	up 46%
Earnings per share	$0.29	$0.32	$0.18	down 9%	up 61%

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q1 FY15	Q4 FY14	Q1 FY14	Q/Q	Y/Y
GPU	$898	$947	$786	down 5%	up 14%
Tegra Processor	139	131	103	up 6%	up 35%
Other	66	66	66	flat	flat
Total	$1,103	$1,144	$955	down 4%	up 16%

Revenue for the first quarter of fiscal 2015 grew 16 percent year over year. This reflects strength in our GPU sales for GeForce® GTX™ desktop, as well as NVIDIA GRID™ and Tesla® for datacenter and high performance computing, along with Tegra® Processor sales for mobile devices and automobile infotainment systems.  The sequential decline of 4 percent represents a seasonal volume decrease in our desktop and notebook GPUs, partially offset by continued strong demand for high-end GTX GeForce desktop and notebook GPUs. Tegra Processor sales also increased sequentially, led by auto infotainment systems and embedded devices.

The GPU business grew year over year to $898 million, up $112 million or 14 percent. High-end GeForce GTX GPUs for desktops and notebooks grew 57 percent, fueled by continued demand for gaming GPUs and the newly released GeForce GTX 750 series, our first Maxwell™-based GPUs. Desktop GPU demand was strong in all key markets, including China, the U.S., and Europe. Revenue from notebook GPUs decreased as overall notebook shipments contracted; however, high-end notebook GPU volume grew, reflecting continued demand for gaming notebooks. Quadro® revenue increased amid demand from designs in all major OEM desktop and mobile workstations. GRID sales were up strongly from the prior year’s initial quarter of sales. Tesla for high performance computing was up as a result of some large wins.

The GPU business declined 5 percent, or $49 million, sequentially. Continued strength in our GeForce GTX GPU sales for the gaming segment was more than offset by seasonal decline in desktop market. Notebook GPUs fell in line with the overall market for notebooks and manufacturers’ mix changes. Tesla and GRID revenue was driven by continued GPU acceleration opportunities, VDI deployments supporting Citrix, as well as streaming gaming with service providers.

The Tegra Processor business grew 35 percent year over year, led by increased volumes for mobile and auto infotainment systems. Increased Tegra mobile sales were driven by strong growth in smartphone SOCs, partially offset by stronger volumes of Android tablet SOCs in the prior year quarter. Revenue from Tegra processors for automobiles grew over 60 percent, while revenue associated with game consoles and embedded devices decreased.

The sequential growth of 6 percent in Tegra Processor business was led primarily by increased volumes for auto infotainment systems and embedded devices.

License revenue from our patent license agreement with Intel was $66 million.

Gross Margin

GAAP gross margin was 54.8 percent, up 50 basis points year over year and up 70 basis points sequentially. Non-GAAP gross margin for the first quarter of 2015 was 55.1 percent, up 50 basis points year over year and up 130 basis points sequentially.

GAAP gross margins increased sequentially as a result of a richer mix of high-end desktop and notebook GPUs as a percentage of revenue. Our gross margins continue to reflect the growth in volumes and stable average selling prices of higher-margin GeForce GTX GPUs.

Expenses and Other

GAAP operating expenses for the first quarter of fiscal 2015 were $453 million, in line with our outlook provided at the beginning of the quarter and essentially flat from the prior quarter’s $452 million. Non-GAAP operating expenses were $411 million, up 1 percent from the prior quarter. Both GAAP and Non-GAAP operating expenses were up 4 percent from the prior year’s first quarter.

The operating expense discipline reflects continued management of our investments in both R&D and capital expenditures to enhance our return on invested capital. Operating expenses grew year over year due to employee additions in fiscal 2014 and employee compensation increases and related costs.

Operating Income, OI&E, and Taxes

GAAP operating income was $151 million, up 83 percent from the prior year’s first quarter, reflecting strong revenue growth from higher margin GPUs and contained operating expenses. GAAP operating income was down from the prior quarter as revenue declined slightly with improved gross margins and flat operating expenses.

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other operating gains and losses. OI&E was $12 million in income, inclusive of $11 million of interest expense associated with the convertible debt, a $17 million investment gain, and $6 million of income from the investment portfolio.

GAAP income tax expense was $27 million, or an effective tax rate of 16 percent, inclusive of $7 million in discrete tax items. Our effective tax rate for the quarter was higher than prior year’s rates due to the absence of the U.S. federal R&D tax credit. Non-GAAP income tax expense was $32 million, or an effective tax rate of 16 percent.

Net Income and EPS

Our GAAP net income was $137 million, increasing 75 percent from a year earlier. Increased operating profit from strong revenue and improved margins drove the majority of the increase. GAAP EPS of $0.24 per share increased 85 percent from the $0.13 per share in the year-ago quarter with net income growth and share repurchases. Our GAAP net income and EPS declined sequentially primarily as a result of the decline in revenue.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $4.35 billion, down $324 million sequentially, primarily related to our capital returns during the quarter, partially offset by cash flow generation from operations.

We entered into a structured repurchase agreement during the quarter for $500 million, under which we received 21 million shares of our common stock. The agreement will conclude in July, when we expect to settle the remaining shares repurchased associated with this agreement. Additionally, we paid $47 million in cash dividends in the first quarter. We executed a total of $547 million towards our fiscal 2015 intended capital return of $1 billion to shareholders.

Accounts receivable at the end of the quarter were $396 million, down from $426 million in the prior quarter. Accounts receivable decreased primarily due to strong collections of the prior quarter’s ending shipments and linear monthly shipments in the first quarter of fiscal 2015. DSO at quarter-end was 33 days, down from 34 days in the prior quarter, and flat with the first quarter of fiscal 2014.

Inventory at the end of the quarter was $393 million, up $5 million from $388 million in the prior quarter, and up $23 million from $370 million in the first quarter of fiscal 2014. These increases were a result of ramping production of our GeForce GTX 750 series. DSI at quarter-end was 72 days, up from 67 days in the prior quarter, and down from 77 days in the prior year.

Cash flow from operating activities was $151 million, down $250 million from $401 million in the prior quarter, and down $25 million from $176 million a year earlier. The sequential decrease was primarily due to the annual license payment under a patent licensing agreement with Intel received last quarter and the sequential decline in net income. The decrease from the prior year was attributable to higher accounts receivable from stronger revenue and inventory balances for new architecture builds, offset by higher net income resulting from improved gross profit and contained operating expenses.

Free cash flow was $122 million in the first quarter of fiscal 2015 and $334 million in the fourth quarter of fiscal 2014.

Depreciation and amortization expense for the first quarter amounted to $55 million. Capital expenditures were $29 million, below our expectations of $45 million.

Segment Definitions

The GPU business leverages our GPU technology across multiple end markets. It comprises four primary product lines: GeForce® for desktop and notebook PCs; Quadro® for professional workstations; Tesla® for high-performance servers and workstations; and NVIDIA GRID™ for server graphics solutions. It also includes other related products, licenses and revenue supporting the GPU business, such as memory products.

The Tegra® Processor business comprises product lines primarily based on our Tegra SOC and modem processor technologies including Tegra for smartphones and tablets (including for Windows RT-based devices); automotive computers, including infotainment and navigation systems; and gaming devices, including SHIELD™ and Tegra Note™. It also includes other related products, licenses and revenue supporting the Tegra Processor business - such as Icera® baseband processors and RF transceivers, embedded products, and license and other revenue associated with game consoles.

The Other category includes licensing revenue from our patent cross-license agreement with Intel.

Second Quarter Outlook

Our outlook for the second quarter of fiscal 2015 is as follows:

•	Revenue is expected to be $1.1 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be approximately 53.7 percent and 54.0 percent, respectively.

•	GAAP operating expenses are expected to be approximately $457 million; non-GAAP operating expenses are expected to be approximately $414 million.

•
GAAP and non-GAAP tax rates for the second quarter and annual fiscal 2015 are both expected to be 20 percent, plus or minus one percent. This estimate excludes any discrete tax events that may occur, which, if realized, may increase or decrease our actual effective tax rates.

•	Capital expenditures are expected to be approximately $40 million for the second quarter of fiscal 2015.

______________

For further information, contact:

Chris Evenden	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 627-0608	(408) 566-5150
cevenden@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per share, and free cash flows. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, legal settlements, a credit related to a weak die/packaging material set, acquisition-related costs, other expenses, a gain on sale of a non-affiliated investment, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: continued strong demand for, and growth in volumes and stable average selling prices of, high-end GTX GeForce GPUs; continued demand for gaming GPUs and gaming notebooks; our expected settlement of a structured repurchase agreement; the company’s financial outlook for the second quarter of fiscal 2015; and the company’s tax rate for the second quarter and fiscal 2015 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal period ended January 26, 2014. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2014 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GeForce GTX, Quadro, Tegra, Tegra Note, Tesla, Icera, Maxwell, NVIDIA GRID, and SHIELD, are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 27,	January 26,	April 28,
	2014	2014	2013

GAAP gross profit	$604,202	$619,242	$518,568
GAAP gross margin	54.8%	54.1%	54.3%
Stock-based compensation expense included in cost of revenue (A)	2,919	2,777	2,653
Legal settlement	—	1,450	—
Credit from a weak die/packaging material set (B)	—	(7,782)	—
Non-GAAP gross profit	$607,121	$615,687	$521,221
Non-GAAP gross margin	55.1%	53.8%	54.6%

GAAP operating expenses	$452,843	$452,318	$435,787
Stock-based compensation expense included in operating expense (A)	(32,602)	(33,427)	(30,744)
Acquisition-related costs (C)	(9,441)	(9,250)	(8,861)
Other expense (D)	—	(1,845)	—
Non-GAAP operating expenses	$410,800	$407,796	$396,182

GAAP other income and expense	$11,923	$1,964	$5,281
Gain on sale of non-affiliated investments	(16,982)	(3,074)	—
Interest expense related to amortization of debt discount	6,901	4,600	—
Non-GAAP other income and expense	$1,842	$3,490	$5,281

GAAP net income	$136,516	$146,917	$77,891
Total pre-tax impact of non-GAAP adjustments	34,881	42,493	42,258
Income tax impact of non-GAAP adjustments	(5,342)	(1,924)	(6,348)
Non-GAAP net income	$166,055	$187,486	$113,801

Diluted net income per share
GAAP	$0.24	$0.25	$0.13
Non-GAAP	$0.29	$0.32	$0.18

Shares used in diluted net income per share computation	570,422	577,356	619,302

Metrics:
GAAP net cash flow provided by operating activities	$151,022	$400,712	$175,650
Purchase of property and equipment and intangible assets	(29,068)	(66,374)	(65,667)
Free cash flow	$121,954	$334,338	$109,983

(A) Excludes stock-based compensation as follows:
	Three Months Ended
	April 27,	January 26,	April 28,
	2014	2014	2013
Cost of revenue	$2,919	$2,777	$2,653
Research and development	$20,494	$21,548	$21,935
Sales, general and administrative	$12,108	$11,879	$8,809

(B) Release of the remaining warranty reserve related to a weak die/packaging material set, as of January 26, 2014.

(C) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(D) Includes intangible asset write-off and legal settlement costs, net of credits.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2015 Outlook
GAAP gross margin	53.7%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	54.0%

Q2 FY2015 Outlook
(In millions)

GAAP operating expenses	$457
Stock-based compensation expense and acquisition-related costs	(43)
Non-GAAP operating expenses	$414